EXHIBIT 99.1

NEWS RELEASE

AMERICAN EAGLE

OUTFITTERS

AMERICAN EAGLE OUTFITTERS REPORTS

RECORD EPS OF $0.42 FOR FIRST QUARTER 2006

Provides Second Quarter EPS Guidance

Warrendale, PA, May 16, 2006 - American Eagle Outfitters, Inc. (NASDAQ: AEOS) today announced that earnings for the first quarter ended April 29, 2006 increased 20% to $0.42 per diluted share from $0.35 per diluted share for the quarter ended April 30, 2005. Included in the first quarter 2006 earnings per diluted share of $0.42 is $0.02 per share of stock option expense, which was not included last year. Net income for the fiscal 2006 first quarter increased to $64.2 million from $55.3 million for the same period last year.

"I'm extremely pleased with our first quarter performance, which improved on outstanding results in the first quarter of last year," said American Eagle CEO Jim O'Donnell. "We achieved strong sales and earnings growth, demonstrating consistent performance. And importantly, we made solid progress on a number of strategic growth initiatives."

First Quarter Results

Total sales increased 14% to $522.4 million from $456.5 million in the corresponding period last year. Comparable store sales increased 9% compared to a 27% increase last year.

Gross profit for the first quarter increased to $253.8 million, or 48.6% as a percent to sales, from $222.2 million, or 48.7% as a percent to sales last year.  The slight decline in gross profit as a percent to sales was due to a lower merchandise margin against a record high from last year, partially offset by the leveraging of buying, occupancy and warehousing costs.

Selling, general & administrative expense of $135.8 million was 26.0% as a percent to sales, compared to $116.5 million, or 25.5% as a percent to sales last year. Within SG&A was $3.6 million (0.7% as a percent to sales) of stock option expense that was not included last year.

Operating income for the quarter increased to $98.8 million from $87.5 million last year.  Operating income as a percent to sales was 18.9% compared to 19.2% last year.

Other income for the first quarter was $7.5 million compared to $3.0 million last year.

Growth Strategies Advance

The company made progress in several of its key growth strategies during the quarter, including the following developments:

  Continuing the company's real estate strategy, total retail square footage is on track to increase 7% for the year. During the first quarter, American Eagle opened 11 new stores, remodeled 14 stores and closed 4 underperforming locations.

  The company's new intimates sub-brand, "aerie by American Eagle," will launch this fall, supported by a multi-dimensional real estate strategy. New and remodeled stores will open with more square footage dedicated to intimates, and the intimates presentation in existing stores will be expanded. Three stand-alone aerie locations will also open. Additionally, the assortment will expand to include a complete line of bras, undies and AE dormwear.

  Plans are underway for the opening of the first four stores of the company's second major U.S. brand, MARTIN + OSA, targeting 25-40 year olds. The new brand will launch this fall in premier shopping centers at Tysons Corner Center in Virginia, Fashion Island in Los Angeles, NorthPark Center in Dallas and San Francisco Center.

Capital Expenditures

For fiscal year 2006, Management expects capital expenditures to be approximately $215 million.  The increase from previous guidance of $175 million is due to an increase in the projected number of store remodels as well as an accelerated construction schedule of the company's Kansas distribution facility. This new facility will support continued AE expansion, aerie, ae.com and MARTIN + OSA.

Second Quarter Guidance

At this time, Management expects second quarter earnings to be in the range of $0.39 to $0.41, compared to $0.37 per share last year.  The 2006 second quarter earnings guidance includes stock option expense of approximately $0.01 per share.  For the year, stock option expense is expected to be approximately $0.04-$0.05 per share.

Conference Call Information

At 9:00 a.m. Eastern Time, on May 16, 2006, the company's management team will host a conference call to review the financial results.  To listen to the call, dial 877-601-0864 five to seven minutes prior to the scheduled start time.  The conference call will also be simultaneously broadcast over the Internet at www.ae.com or www.streetevents.com.  Anyone unable to listen to the call can access a replay beginning May 16, 2006 at 12:00 p.m. Eastern Time through May 26th.  To listen to the replay, dial 1-800-642-1687 and reference confirmation code 7031236#. An audio replay of the conference call will also be available at www.ae.com.

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American Eagle Outfitters (NASDAQ: AEOS) is a leading retailer that designs, markets and sells its own brand of laidback, current clothing for 15 to 25 year-olds, providing high-quality merchandise at affordable prices.  AE's original collection includes standards like jeans and graphic T's as well as essentials like accessories, outerwear, footwear, basics and swimwear. American Eagle Outfitters currently operates 805 stores in 50 states, the District of Columbia, Puerto Rico, and 71 AE stores in Canada.  AE also operates ae.com, which offers additional sizes and styles of favorite AE merchandise and ships around the world.  The company plans to open MARTIN + OSA, a new sportswear concept targeting 25 to 40 year old women and men, in the fall of 2006. For additional information and updates, visit www.martinandosa.com.

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"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding second quarter earnings, real estate, aerie and MARTIN + OSA.  All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company's control.  Such factors include, but are not limited to the risk that second quarter sales, markdowns and/or earnings expectations may not be achieved, real estate and aerie growth may not occur as planned, MARTIN +OSA store openings may not proceed as planned and those other risks described in the Risk Factor Section of the Company's Form 10-K for the year ended January 28, 2006 filed with the Securities and Exchange Commission.  Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements.  The Company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

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AMERICAN EAGLE OUTFITTERS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Dollars in thousands)
	April 29, 2006	January 28, 2006	April 30, 2005
	(Unaudited)		(Unaudited)
ASSETS
Cash, cash equivalents and short-term investments	$771,368	$751,518	$561,297
Merchandise inventory	195,312	210,739	175,612
Other current assets	101,503	106,232	120,724
Assets held for sale	-	12,183	13,335
Total current assets	1,068,183	1,080,672	870,968
Property and equipment, net	356,614	345,518	336,358
Goodwill, net	9,950	9,950	9,950
Long-term investments	153,719	145,774	119,897
Other assets, net	20,007	23,735	40,144
Total Assets	$1,608,473	$1,605,649	$1,377,317

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$121,033	$139,197	$87,502
Accrued compensation and payroll taxes	39,407	58,186	30,105
Accrued rent	49,202	52,506	44,835
Accrued income and other taxes	28,452	43,273	25,636
Unredeemed stored value cards and gift certificates	29,973	43,045	22,287
Current portion of deferred lease credits	10,389	10,406	10,457
Other current liabilities	18,345	15,010	14,618
Total current liabilities	296,801	361,623	235,440
Deferred lease credits	61,889	60,087	57,162
Other non-current liabilities	26,684	28,387	25,820
Total non-current liabilities	88,573	88,474	82,982
Total stockholders' equity	1,223,099	1,155,552	1,058,895
Total Liabilities and Stockholders' Equity	$1,608,473	$1,605,649	$1,377,317
Current Ratio	3.60	2.99	3.70

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AMERICAN EAGLE OUTFITTERS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars and shares in thousands, except per share amounts) (Unaudited)
	Three Months Ended
	April 29, 2006	% of Sales	April 30, 2005	% of Sales

Net sales	$522,428	100.0%	$456,477	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses	268,612	51.4%	234,317	51.3%
Gross profit	253,816	48.6%	222,160	48.7%
Selling, general and administrative expenses	135,762	26.0%	116,536	25.5%
Depreciation and amortization	19,233	3.7%	18,102	4.0%
Operating income	98,821	18.9%	87,522	19.2%
Other income, net	7,541	1.4%	2,975	0.6%
Income before income taxes	106,362	20.3%	90,497	19.8%
Provision for income taxes	42,206	8.1%	35,313	7.7%
Income from continuing operations, net of tax	64,156	12.2%	55,184	12.1%
Income from discontinued operations, net of tax	-	0.0%	89	0.0%
Net income	$64,156	12.2%	$55,273	12.1%

Basic per common share amounts:
Income from continuing operations	$0.43		$0.36
Income from discontinued operations	-		-
Net income per basic common share	$0.43		$0.36

Diluted per common share amounts:
Income from continuing operations	$0.42		$0.35
Income from discontinued operations	-		-
Net income per diluted common share	$0.42		$0.35

Weighted average common shares outstanding - basic	148,481		151,582
Weighted average common shares outstanding - diluted	152,258		156,109
Total gross square footage at end of period:	4,847,077		4,549,729
Store count at end of period:	876		845

CONTACT:
American Eagle Outfitters, Inc.	OR	Financial Media Contact
Judy Meehan, 724-776-4857		Berns Communications Group
Stacy Berns or Melissa Jaffin, 212-994-4660